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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check his box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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1.  Name and Address of Reporting Person

     O'Leary        Brian          A.
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    (Last)         (First)       (Middle)

     P.O. Box 219
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       (Street)

     Pineville      NC             28134
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    (City         (State)         (Zip)
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2.  Issuer Name and Ticker or Trading Symbol

     Allied Waste Industries, Inc. (AWIN)
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3.  IRS or Social Security
    Number of Reporting
    Person (Voluntary)
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4. Statement for Month/Year

     April 30, 1997
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5.  If Amendment,
    Date of Original
    (Month/Year)
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6.  Relationship of Reporting Person to Issuer(check all applicable)

     X   Director                          10% Owner
   -----                             -----
         Other (specify below)             Officer (give title below)
   -----                             -----
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7.  Individual or Joint/Group Filing (check applicable line)

      X   Form filed by One Reporting Person
    -----
          Form filed by More than One Reporting Person
    -----
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TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
- ----------------------------------------------------------------------------------------------------------------
1. Title of Security  2. Trans-  3. Trans-    4. Securities Acquired (A) 5. Amount of   6. Owner-   7. Nature
  (Instr. 3)             action     action       or Disposed of (D)        Securities      ship        of In-
                         Date       Code         (Instr. 3, 4 and 5)      Beneficially     Form:       direct
                        (Month/   (Instr. 8)                                Owned at       Direct      Bene-
                          Day                                                End of        (D) or      ficial
                         Year)                                               Month         Indirect    Owner-
                                                                        (Instr. 3 and 4)   (I)         ship
                                                        (A) or                            (Instr. 4)  (Instr. 4)
                                 Code   V      Amount   (D)     Price
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Common Stock          4/25/97     S            50,000    D     $11.2496                      D
(Par Value $.01)
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                      4/25/97     S            75,000    D     $11.4996                      D
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                      4/25/97     S            25,000    D     $11.8746                      D
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                      4/25/97     S            50,000    D     $11.8746                      D
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                      4/28/97     S         1,100,000    D     $10.3746                      D
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                                                                            4,705,241
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1.  Title of Derivative Security   2.  Conver-      3. Trans-    4.  Transac-    5. Number of Deriv-
    (Instr. 3)                         sion or         action        tion Code      ative Securities Ac-
                                       Exercise        Date          (Instr. 8)     quired (A) or Dis-
                                       Price of        (Month/                      posed of (D)
                                       Deriv-          Day/                         (Instr. 3, 4, and 5)
                                       ative           Year)         ------------------------------------
                                       Security                      Code     V      (A)             (D)
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6. Date Exer-          7.  Title and Amount of Under-  8. Price    9.  Number      10. Owner-   11. Na-
   cisable and Ex-         lying Securities               of           of Deriv-       ship         ture
   piration Date           (Instr. 3 and 4)               Deriv-       ative           Form         of In-
  (Month/Day/Year)                                        ative        Secur-          of De-       direct
                                                          Secur-       ities           rivative     Bene-
 ---------------------    ---------------------------     ity          Bene-           Secu-        ficial
  Date         Expira-                   Amount or        (instr.      ficially        rity:        Own-
  Exer-        tion       Title          Number of        5)           Owned           Direct       ership
  cisable      Date                      Shares                        at End          (D) or      (Instr. 4)
                                                                       of              Indi-
                                                                       Month           rect (I)
                                                                       Instr. 4)     (Instr. 4)

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**Intentional  misstatements or omissions of facts  constitute  Federal Criminal
  Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


                                   /s/ Brian A. O'Leary                  5/12/97
                                   --------------------                  -------
                              **Signature of Reporting Person              Date

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